UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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eBay Inc.
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On March 10, 2014, eBay Inc. (the “Company”) issued the following statement:

eBay Inc. Files Preliminary Proxy Statement for Annual Meeting

Business Wire

SAN JOSE, Calif. -- March 10, 2014

eBay Inc. (Nasdaq: EBAY) today announced that it has filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) with respect to eBay’s 2014 Annual Meeting of Stockholders.

eBay Inc. also announced that its Board of Directors, on the recommendation of its Corporate Governance and Nominating Committee, is nominating for re-election to the Board:
  Fred D. Anderson, Co-Founder and Managing Director, Elevation Partners
  Edward W. Barnholt, Former President and CEO, Agilent Technologies, Inc.
  Scott D. Cook, Co-Founder and Chairman of the Board, Intuit Inc.
  John J. Donahoe, eBay Inc. President and CEO
eBay founder and Chairman Pierre M. Omidyar said: “Fred Anderson, Ned Barnholt, Scott Cook and John Donahoe are proven leaders who have been enormously valuable directors. They demonstrate the caliber of leadership, business experience, insight and expertise that our company needs and that I believe our stockholders expect on our Board. I am personally delighted that they remain committed to the growth and success of the Company, and I encourage my fellow stockholders to give them their full support.”

eBay stockholder and activist investor Carl Icahn nominated two of his employees to the Board; the nominations of both were rejected by the Board’s Corporate Governance and Nominating Committee.

Independent director and Corporate Governance and Nominating Committee Chairman Richard T. Schlosberg, III, commenting on the Committee’s decision, said: “The Corporate Governance and Nominating Committee gave serious consideration to the two employees of Carl Icahn that he nominated to the Board. After careful review, the Board concluded that they are not qualified candidates based on the criteria that have consistently been applied by the Committee, including in particular that neither nominee has relevant experience or expertise. In addition, neither nominee would comply with the Board’s governance guidelines on overboarding – each is on four public company boards and Mr. Ninavaggi is co-CEO of Federal Mogul.”

The preliminary proxy materials can be found on the company’s website and at http://www.ebayinc.com/bettertogether which the company will use for proxy-related communications going forward.

Nominees for Election for a One-Year Term Expiring at Our 2015 Annual Meeting

FRED D. ANDERSON

Experience

Mr. Anderson is the Co-Founder of Elevation Partners, a private equity firm that focuses on the media and entertainment industry, and has served as a Managing Director since July 2004. From 1996 until 2004, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Apple Inc. From
1992 until 1996, Mr. Anderson served as Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc. Prior to that, Mr.
Anderson was the COO and President of MAI Systems. Mr. Anderson currently serves on the Board of Directors of Yelp Inc.

Mr. Anderson was formerly a Certified Public Accountant with Coopers & Lybrand and a captain in the U.S. Air Force. Mr. Anderson also serves on the Board of Trustees for Whittier College. Mr. Anderson received his B.A. from Whittier College and his MBA from the University of California, Los Angeles.

Financial Expertise

Extensive financial experience, having served as the CFO of Apple Inc., one of the world’s largest consumer electronics companies, for eight years and the CFO of Automatic Data Processing, one of the world’s largest providers of business processing solutions, for four years.

Technology Industry Experience

Former CFO of two large and innovative global technology companies, as well as extensive experience as a board member of public technology companies.

Leadership

Co-Founder and Managing Director of Elevation Partners.

Transactional Experience

Significant experience in all aspects of analyzing and executing sophisticated corporate transactions with very large and sophisticated technology businesses and through his experience at Elevation Partners.

EDWARD W. BARNHOLT

Experience

Mr. Barnholt served as President and Chief Executive Officer of Agilent Technologies, Inc., a measurement company, and helped lead Agilent’s spin-off from Hewlett-Packard Company in May 1999. From 1966 to 1999, Mr. Barnholt held various positions at Hewlett-Packard Company. Mr. Barnholt currently serves as the Non-Executive Chairman of the Board of Directors of KLA-Tencor Corporation and as a member of the Board of Directors of Adobe Systems Incorporated.

Mr. Barnholt also serves as a member of the Board of Trustees of the David and Lucile Packard Foundation. Mr. Barnholt received a B.S and M.S. in Electrical Engineering from Stanford University.

Technology Industry Experience

Over 48 years working in the technology sector at some of the largest and most complex companies in the industry, including Agilent Technologies, Inc. and Hewlett-Packard Company.

Leadership

Extensive leadership experience as CEO of Agilent Technologies for seven years and extensive experience serving as a Chairman and board member of companies, including KLA-Tencor and Adobe Systems (where he also serves on the Compensation Committees).

Transactional/M&A Experience

Helped lead the spin-off of Agilent from Hewlett-Packard Company in 2005.

SCOTT D. COOK

Experience

Mr. Cook co-founded Intuit Inc., a maker of business and financial management technology solutions, including QuickBooks, Quicken, and TurboTax, in 1983.
Mr. Cook has served Intuit in various capacities since its founding, has been a director of Intuit since March 1984, and has been the Chairman of the Executive Committee of the Board of Directors of Intuit since August 1998. Mr. Cook also serves on the Board of Directors of The Procter & Gamble Company (where he is Chair of the Innovation and Technology Committee and a member of the Compensation & Leadership Development Committee), and The Intuit Scholarship Foundation.

Mr. Cook received his B.A. from the University of Southern California and his MBA from the Harvard Business School.

Technology Industry Experience

Mr. Cook has been a leader in the technology industry for the past 31 years.
As Co-Founder of Intuit Inc., a global consumer-facing technology company, Mr.
Cook has driven innovation and significant growth.

Leadership

Mr. Cook’s leadership experience as Co-Founder, Chairman, and board member of Intuit provides the eBay Board with strong technology leadership expertise.

Thought Leadership

Mr. Cook serves on the Harvard Business School’s Dean’s Advisory Board. Mr.
Cook is also on the Board of the Center for Brand and Product Management at the University of Wisconsin.

Marketing/Product Development

Extensive experience in product development and marketing as founder of the Board of the Center for Brand and Product Management at the University of Wisconsin, which focuses on training MBA students in brand and product management.

JOHN J. DONAHOE

Experience

Mr. Donahoe has served as eBay’s President and Chief Executive Officer since March 2008, and as a director of eBay since January 2008. From January 2012 until April 2012, Mr. Donahoe served as Interim President of PayPal. From January 2008 to March 2008, Mr. Donahoe served as CEO-designate of eBay. From March 2005 to January 2008, Mr. Donahoe served as President, eBay Marketplaces. From January 2000 to February 2005, Mr. Donahoe served as the Worldwide Managing Director of Bain & Company.

Mr. Donahoe serves on the Board of Directors of Intel Corporation (where he serves as a member of the Compensation Committee and Corporate Governance and Nominating Committee). Mr. Donahoe received his B.A. in Economics from Dartmouth College and an MBA from the Stanford Graduate School of Business.

Technology Industry Experience

Extensive industry experience and deep knowledge of eBay’s day-to-day operations based on current role as eBay’s President and Chief Executive Officer and previous managerial experience as President of eBay Marketplaces and Interim President of PayPal.

Leadership

Served as the President of eBay Marketplaces and Interim President of PayPal for approximately three years combined. Former leadership experience prior to eBay as Worldwide Managing Director of Bain & Company, one of the largest and most well-respected global management consulting firms in the world.

International Experience

As Worldwide Managing Director of Bain & Company, Mr. Donahoe oversaw the firm’s global management consulting business with a diverse client base and substantial international operations. This broad international experience is extremely valuable to the board.

Transactional/M&A Experience

Oversaw the acquisitions of Braintree, GSI Commerce, and 35 other companies, and the divestiture of Skype.

Important Additional Information

eBay Inc., its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with eBay’s 2014 Annual Meeting of Stockholders. eBay intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation. EBAY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of eBay’s directors and executive officers and their respective interests in eBay by security holdings or otherwise is set forth in eBay’s proxy statement for the 2013 Annual Meeting of Stockholders, filed with the SEC on March 18, 2013. To the extent holdings of such participants in eBay’s securities have changed since the amounts described in the 2013 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in eBay’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on January 31, 2014.

These documents, including any proxy statement (and amendments or supplements thereto) and other documents filed by eBay with the SEC, are available for no charge at the SEC's website at www.sec.gov and at eBay’s investor relations website at http://investor.ebayinc.com. Copies may also be obtained by contacting eBay Investor Relations by mail at 2065 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.

About eBay Inc.

eBay Inc. (NASDAQ: EBAY) is a global commerce and payments leader, providing a robust platform where merchants of all sizes can compete and win. Founded in 1995 in San Jose, Calif., eBay Inc. connects millions of buyers and sellers and enabled $212 billion of commerce volume in 2013. We do so through eBay, one of the world’s largest online marketplaces, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive digital payments; and through eBay Enterprise, which enables omnichannel commerce, multichannel retailing and digital marketing for global enterprises in the U.S. and internationally. We also reach millions through specialized marketplaces such as StubHub, the world’s largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

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